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                 SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.   20549
                __________________________________
                             FORM S-8
                      Registration Statement
                               Under
              The Securities Act of 1933, as amended.

                   NORTH AMERICAN RESORTS, INC.
        (Exact name of registrant as specified in charter.)

COLORADO                           84-126065
(State of other jurisdiction       (I.R.S. Employer of incorporation
or organization)                   Identification Number)

                     15945 Quality Trail North
                    Scandia, Minnesota   55073
                          (888) 709-3976
 (Address and telephone of executive offices, including zip code.)

                  THE NORTH AMERICAN RESORTS, INC.
                  2000 QUALIFIED STOCK OPTION PLAN

                       Ben Traub, President
                    NORTH AMERICAN RESORTS, INC.
                     15945 Quality Trail North
                    Scandia, Minnesota   55073
                          (888) 709-3976
        (Name, address and telephone of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

                      Conrad C. Lysiak, Esq.
                       601 West First Avenue
                             Suite 503
                    Spokane, Washington   99201
                          (509) 624-1475

In addition, pursuant to rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.


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                  CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------
                              Aggregate
                              Proposed  Proposed
Title of Each                 Maximum   Maximum
Class of                      Offering  Aggregate      Amount of
Securities to  Amount to be   Price per Offering       Registration
be Registered       Registered     Unit/Share Price [1]          Fee [1]
-----------------------------------------------------------------------------
Common
Shares,
$0.001 par value,
issuable upon
exercise of
stock options
by Grantees    800,000        $ 6.50    $ 5,200,000    $ 1,372.80
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Totals         800,000        $ 6.50    $ 5,200,000    $ 1,372.80
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[1]  Based upon the mean between the closing bid and ask prices for common shares on June 27, 2000, in accordance with Rule 457(c).

































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   PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are incorporated by reference into this Registration Statement and made a part hereof:

(a) The Registrant's Form 10-KSB (File No. 0-26760) filed with the Securities and Exchange Commission (the "Commission") for the period ending December 31, 1999.

(b) All other reports filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act") since filing the aforementioned Form 10-KSB.

ITEM 4.   DESCRIPTION OF SECURITIES.

Common Stock.

     The authorized Common Stock of the Company consists of 300,000,000 shares of $0.001 par value Common Stock. As of June 27, 2000, 9,605,500 shares are issued and outstanding. 105,500 shares are freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Act") except for shares owned by existing "affiliates" of the Company, which may be subject to the limitations of Reg. 144 promulgated under the Act.

     In general, under Reg. 144, a person (or persons whose shares are aggregated) who has satisfied a one (1) year holding period may sell in ordinary market transactions through a broker or with a market maker, within any three (3) month period a number of shares which does not exceed the greater of one percent (1%) of the number of outstanding shares of Common Stock or the average of the weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Sales under Reg. 144 require the filing of Form 144 with the Securities and Exchange Commission. If the shares of Common Stock have been held for more than two (2) years by a person who is not an affiliate, there is no limitation on the manner of sale or the volume of shares that may be sold and no Form 144 is required. Sales under Reg. 144 may have a depressive effect on the market price of the Company's Common Stock.

     All shares have equal voting rights and are not assessable.
Voting rights are not cumulative and, therefore, the holders of more than 50% of the Common Stock could, if they chose to do so, elect all of the directors of the Company.

     Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after the payment of liabilities, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. The shares of Common Stock presently outstanding are fully paid and non-assessable.


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Dividends

     Holders of the Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefore. No dividend has been paid on the Common Stock since inception, and none is contemplated in the foreseeable future.

Transfer Agent

     Signature Transfer Agent, 14675 Midway Road, Suite 221, Dallas, Texas 75244 is the Company's transfer agent.

     The Registrant is authorized to issue only one class of securities, being comprised of $0.001 par value common stock.

Common Stock.

     The holders of the $0.001 par value common stock of the Registrant have traditional rights as to voting, dividends and liquidation. All shares of common Stock are entitled to one vote on all matters. There are no pre-emptive rights and cumulative voting is not allowed. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Registrant, the holders of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. Copies of the Articles of Incorporation and Bylaws were filed as Exhibits to a Registration Statement filed by the Registrant on Form 10, SEC File 0-26760, which became effective by operation of law sixty days thereafter, are incorporated herein by reference.

ITEM 5.   INTEREST OF NAMED EXPERTS AND COUNSEL.
     None.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Colorado Corporation Code, Section 7-3-101.5, contains indemnification provisions which permits indemnification by a corporation of any officer, director and affiliated person who was or is a party, or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member, director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as member, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, and against judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted, or failed to act, in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. All indemnification must be reported to the shareholders at the next annual meeting. In some instances a court must approve such indemnification.

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ITEM 7.   EXEMPTION FROM REGISTRATION.

     None; not applicable.

ITEM 8.   EXHIBITS.

     The following documents are incorporated herein by reference from the Company's Form 10 Registration Statement, SEC file #0-26760, as filed with the Securities and Exchange Commission.

Exhibit No.    Description

3.1            Articles of Incorporation.
3.2            Bylaws.
3.3            Amendments to the Articles of Incorporation.
4.1            Specimen Stock Certificate

     The following documents are incorporated herein:

5.1 Opinion of Conrad C. Lysiak, regarding the legality of the securities registered under this Registration
               Statement.
10.1           2000 Qualified Stock Option Plan.
23.1           Consent of S.W. Hatfield, CPA.
23.2           Consent of Conrad C. Lysiak, Attorney at Law

ITEM 9.   UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     2. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

     3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


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                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized on the 27th day of June, 2000.

                              NORTH AMERICAN RESORTS, INC.

                              BY:  /s/ Ben Traub
                                   BEN TRAUB, President

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints BEN TRAUB, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities laws or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement thereto has been signed by the following persons in the capacities and on the dates indicated.

Signature                Title                         Date



/s/ Ben Traub
BEN TRAUB                President, Chief Executive    June 27, 2000
                         Officer and a member of the
                         Board of Directors

/s/ Robert Seitz
ROBERT SEITZ             Vice President and a member   June 27, 2000
                         of the Board of Directors



/s/ Ellen Luthy
ELLEN LUTHY              Secretary/Treasurer, Chief    June 27, 2000
                         Financial Officer and a member
                         of the Board of Directors